Exhibit 10.49

GENWORTH FINANCIAL, INC.

DEFERRED COMPENSATION PLAN

(As Amended and Restated Effective January 1, 2016)

GENWORTH FINANCIAL, INC.

DEFERRED COMPENSATION PLAN

(As Amended and Restated Effective January 1, 2016)

TABLE OF CONTENTS

Preamble		1

ARTICLE 1 REFERENCES, CONSTRUCTION AND DEFINITIONS		2
1.1	Account	2
1.2	Adjustment Date	2
1.3	Affiliate	2
1.4	Authorized Leave of Absence	2
1.5	Beneficiary	2
1.6	Board	2
1.7	Bonus	2
1.8	Bonus Deferral Election	3
1.9	Cause	3
1.10	Code	3
1.11	Committee	3
1.12	Company	3
1.13	Compensation	3
1.14	Deferrals	3
1.15	Effective Date	3
1.16	Employee	3
1.17	ERISA	3
1.18	Participant	3
1.19	Participating Company	4
1.20	Plan	4
1.21	Plan Administrator	4
1.22	Plan Year	4
1.23	Salary	4
1.24	Salary Deferral Election	4
1.25	Service	4
1.26	Surviving Spouse	4
1.27	Termination of Employment	4

ARTICLE 2 ELIGIBILITY AND PARTICIPATION		5
2.1	Eligibility	5
2.2	Participation	5
2.3	Duration of Participation	5

ARTICLE 3 ACCUMULATION OF PLAN BENEFITS		6
3.1	Deferral Elections	6
3.2	Deferral Investments and Deemed Earnings	8

ARTICLE 4 DISTRIBUTION OF BENEFITS		10
4.1	Termination Benefit	10
4.2	Specified Plan Year Benefit	11
4.3	Subsequent Elections	11
4.4	Special Distribution Election	11
4.5	Death	12
4.6	Payment of Plan Benefits Upon Termination for Cause	12
4.7	Distributions to Key Employees	12
4.8	Reemployment	12
4.9	Facility of Payment	12

ARTICLE 5 UNFORESEEABLE EMERGENCY PAYMENTS		12

ARTICLE 6 ADJUSTMENTS		13

ARTICLE 7 FORFEITURE		13

ARTICLE 8 ADMINISTRATION OF THE PLAN		14
8.1	Designation of Committee	14
8.2	Powers and Duties of the Committee	14
8.4	Instructions for Payments	14
8.5	Claims for Benefits	14
8.6	Hold Harmless	16
8.7	Service of Process	16

ARTICLE 9 DESIGNATION OF BENEFICIARIES		17
9.1	Beneficiary Designation	17
9.2	Failure to Designate Beneficiary	17

ARTICLE 10 WITHDRAWAL OF PARTICIPATING COMPANY		17
10.1	Withdrawal of Participating Company	17
10.2	Effect of Withdrawal	17

ARTICLE 11 AMENDMENT OR TERMINATION OF THE PLAN		18
11.1	Right to Amend or Terminate the Plan	18
11.2	Notice	18

ARTICLE 12 GENERAL PROVISIONS AND LIMITATIONS		18
12.1	No Right to Continued Employment	18
12.2	Payment on Behalf of Payee	19
12.3	Nonalienation	19
12.4	Missing Payee	19
12.5	Required Information	19
12.6	Binding Effect	20
12.7	Merger or Consolidation	20
12.8	Trust	20
12.9	Entire Plan	20

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GENWORTH FINANCIAL, INC.

DEFERRED COMPENSATION PLAN

(As Amended and Restated Effective January 1, 2016)

PREAMBLE

The primary purpose of this Genworth Financial, Inc. Deferred Compensation Plan (“Plan”) is to allow certain members of management of Genworth Financial, Inc. (“Company”) and Participating Companies to defer the receipt of a portion of their salary and bonuses.

This Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code and the regulations and other guidance issued thereunder, as in effect from time to time. To the extent a provision of the Plan is contrary to or fails to address the requirements of Code Section 409A, the Plan shall be construed and administered as necessary to comply with such requirements until this Plan is appropriately amended to comply with such requirements.

Effective September 27, 2005, the Company established this Plan, to further the economic interests of the Company and its affiliates by providing deferred compensation incentives to selected management members. This Plan is intended to enhance the long-term performance and retention of the management members selected to participate in this Plan. The Plan was most recently amended and restated effective as of November 1, 2007 (the “Prior Plan”). Effective as of November 11, 2008, the Prior Plan is amended and restated as set forth in this document to comply with Code Section 409A and for certain other purposes. Effective January 1, 2016, the Plan was frozen to future Deferrals. Participants will continue to receive payments according to any existing Bonus or Salary Deferral Elections, but no Participant shall be eligible to make an election with regard to Salary or Bonus earned on or after January 1, 2016.

This Plan is a “top-hat” plan within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (ERISA). As such, this Plan is subject to limited ERISA reporting and disclosure requirements, and is exempt from all other ERISA requirements. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA. Distributions required or contemplated by this Plan or actions required to be taken under this Plan shall not be construed as creating a trust of any kind or a fiduciary relationship between the Company and any Participant, any Participant’s designated beneficiary, or any other person.

ARTICLE 1

REFERENCES, CONSTRUCTION AND DEFINITIONS

Unless otherwise indicated, all references to Articles, Sections, and subsections shall be to the Plan as set forth in this document. The Plan and all rights thereunder shall be construed and enforced in accordance with ERISA and, to the extent that state law is applicable, the laws of the State of Virginia. The Article titles and the captions preceding Sections and subsections have been inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision. When the context so requires, the singular includes the plural. Whenever used herein and capitalized, the following terms have the respective meanings indicated unless the context plainly requires otherwise.

1.1	“Account” means, with respect to each Participant’s Deferrals, the separate bookkeeping account adjusted as of each Adjustment Date as provided in Section 6.2. The Account may also be referred to as the Termination Benefit or the Specified Plan Year Benefit. Subaccounts shall be maintained within each Participant’s Account.

1.2	“Adjustment Date” means each business day, and any other date upon or as of which accounts are adjusted as set forth in Article 6.

1.3	“Affiliate” means any corporation or trade or business which is a member of a controlled group of corporations or a group of businesses under common control (within the meaning of Sections 414(b) and (c) of the Code) of which the Company is a member, and any other entity required to be aggregated with the Company pursuant to Section 409A(d)(6) of the Code and the regulations (or similar guidance) thereunder.

1.4	“Authorized Leave of Absence” means either (a) a leave of absence authorized by the Participating Company provided that the Employee returns within the period specified; or (b) an absence required to be considered an Authorized Leave of Absence by applicable law.

1.5	“Beneficiary” means the beneficiary or beneficiaries designated by a Participant pursuant to Article 9 to receive the benefits, if any, payable on behalf of the Participant under the Plan after the death of such Participant, or, when there has been no such designation or an invalid designation, the individual or entity, or the individuals or entities, who will receive such amount.

1.6	“Board” means the Board of Directors of Genworth Financial, Inc.

1.7	“Bonus” means an annual variable bonus which is awarded and is payable by the Participating Company to the Employee for Service performed during a Plan Year. For this Plan, Bonus is taken into account for the year in which it is earned, regardless of the year in which it is paid.

1.8	“Bonus Deferral Election” means the Participant’s annual irrevocable written election, made in accordance with Section 3.1 on the form provided by the Plan Administrator, to defer the receipt of a stipulated amount of Bonus. Amounts so deferred are called “Deferrals.”

1.9	“Cause” means (i) the Participant’s willful engagement in conduct which is injurious to the Company and/or its Affiliates, monetarily or otherwise; or (ii) the Participant’s violation of material Company or Affiliate policy, or the Participant’s breach of a noncompetition, confidentiality, or other restrictive covenant with respect to the Company or any of its Affiliates, that applies to the Participant; provided, however, that for purposes of clause (i) of this definition, no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the act, or failure to act, was in the best interests of the Company and/or its Affiliates.

1.10	“Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended. All citations to Sections of the Code are to such Sections as they may from time to time be amended or renumbered.

1.11	“Committee” means the Committee appointed by the Company and responsible for administering the Plan as provided in Article 8.

1.12	“Company” means Genworth Financial, Inc. and, where the context indicates, any Participating Company that adopts the Plan. The term Company also includes any successor corporation or firm of the Company which shall, by written agreement, assume the obligations of this Plan.

1.13	“Compensation” means, with respect to an Employee, Salary and Bonuses payable by the Participating Company to the Employee for Service.

1.14	“Deferrals” means amounts of Compensation deferred pursuant to a Bonus Deferral Election or a Salary Deferral Election.

1.15	“Effective Date” means September 27, 2005. The effective date of this amendment and restatement is January 1, 2016.

1.16	“Employee” means a person who is a common law employee of a Participating Company.

1.17	“ERISA” means the Employee Retirement Income Security Act of 1974, as now in effect or as hereafter amended. All citations to Sections of ERISA are to such Sections as they may from time to time be amended or renumbered.

1.18	“Participant” means any individual who commenced participation in the Plan as provided in Article 2 and who is either (a) an Employee, or (b) a former Employee who is eligible for a benefit under the Plan.

1.19	“Participating Company” means the Company or an Affiliate which, by action of its board of directors or equivalent governing body and with the written consent of the Board, has adopted the Plan; provided that the Board may, subject to the foregoing provision, waive the requirement that such board of directors or equivalent governing body effect such adoption. By its adoption of or participation in the Plan, a Participating Company shall be deemed to appoint the Company its exclusive agent to exercise on its behalf all of the power and authority conferred by the Plan upon the Company and accept the delegation to the Committee of all the power and authority conferred upon it by the Plan. The authority of the Company to act as such agent shall continue until the Plan is terminated as to the Participating Company. The term “Participating Company” shall be construed as if the Plan were solely the Plan of such Participating Company, unless the context plainly requires otherwise.

1.20	“Plan” means the Genworth Financial, Inc. Deferred Compensation Plan as contained herein and as it may be amended from time to time hereafter.

1.21	“Plan Administrator” means the Committee.

1.22	“Plan Year” means the initial short plan year from the Effective Date to the next December 31. Thereafter, Plan Year means the calendar year ending on each December 31st.

1.23	“Salary” means, with respect to an Employee, cash base salary payable by the Participating Company to the Employee for Service with the Participating Company. Notwithstanding any provision in this Plan to the contrary, Salary shall not include Bonuses, but shall include any amount which would have been included in cash base salary but for the Participant’s election to defer payment of such amount under any provision of the Code, including, but not limited to, Sections 125, 132(f), 402(e)(3), 402(h)(1), 409A, or 457(b) of the Code.

1.24	“Salary Deferral Election” means the Participant’s annual irrevocable written election, made in accordance with Section 3.1 on the form provided by the Plan Administrator, to defer the receipt of a stipulated amount of Salary. Amounts so deferred are called “Deferrals.”

1.25	“Service” means actual employment with the Participating Company or any Affiliate, including service recognized by the Committee for periods prior to such actual employment.

1.26	“Surviving Spouse” means the survivor of a deceased Participant to whom such deceased Participant was legally married (as determined by the Committee) immediately before the Participant’s death.

1.27

“Termination of Employment” means a separation from service with a Participating Company or an Affiliate as determined by the Committee in accordance with the requirements of Section 409A of the Code and the regulations (or similar guidance) thereunder, and in accordance with reasonable standards and policies adopted by the Committee; provided, however, that the transfer of an Employee from employment by one Participating Company or an Affiliate to employment by another Participating Company or Affiliate shall not constitute a Termination of Employment; and provided further that a Termination of Employment shall occur on the earlier of (a) or (b) where:

(a)	is the date as of which an Employee resigns, is discharged, dies or terminates employment for any other reason, and

(b)	is the first day of absence of an Employee who fails to return to employment at the expiration of an Authorized Leave of Absence.

ARTICLE 2

ELIGIBILITY AND PARTICIPATION

2.1	Eligibility. An Employee shall be eligible to become a Participant in the Plan if the Employee:

(a)	is a member of the Participating Company’s “select group of management or highly compensated employees,” as defined in Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA, as amended; and

(b)	is designated in writing by the Committee as eligible.

2.2	Participation. Subject to the provisions of Article 3, an Employee who is eligible under Section 2.1 to become a Participant shall become a Participant upon the execution and delivery of a Salary Deferral Election or a Bonus Deferral Election under this Plan. No Salary or Bonus Deferral Election shall be valid until accepted by the Committee. No Salary Deferral Elections or Bonus Deferral Elections will be effective with respect to Salary or Bonus earned on or after January 1, 2016, and no Salary Deferrals or Bonus Deferrals will be permitted after such date. Deferrals made for Salary or Bonus earned (including earned but unpaid) on or before December 31, 2015 shall be paid pursuant to the terms of the applicable Deferral Election. For clarity, Deferrals of Salary or Bonus earned for services performed in 2015 (even if such 2015 Salary or Bonus is actually paid in 2015 or 2016) will not be affected by this freeze.

2.3	Duration of Participation. A Participant shall continue to be a Participant until the date the Participant is no longer entitled to a benefit under this Plan. However, the Committee may, in its sole and absolute discretion, determine that a Participant will cease to be eligible to make subsequent year Salary or Bonus Deferral Elections after becoming a Participant under this Article 2. Such revocation of eligibility shall have no effect on a Participant’s current year deferral election, which are irrevocable as provided in Article 3.

ARTICLE 3

ACCUMULATION OF PLAN BENEFITS

3.1	Deferral Elections. An eligible Employee shall be eligible to make Salary or Bonus Deferral Elections as provided below. Deferrals of Salary and Deferrals of Bonus shall be accounted for in separate sub-accounts of the Participant’s Account.

(a)	Procedures. The Committee, in the exercise of its discretion, may decide with respect to each Plan Year whether to offer eligible Employees the option of making a Salary Deferral Election and/or a Bonus Deferral Election. For each Plan Year with respect to which Deferral elections are permitted, the following procedures shall apply:

(i)	Salary – First Year of Participation. Except as noted below, an Employee shall have 30 days following the date the Employee first becomes eligible to participate in this Plan in which to execute and deliver to the Committee a Salary Deferral Election by which the Participant elects to defer a stipulated percentage of Salary to be earned during the portion of the Plan Year remaining after the Salary Deferral Election is made and which, but for such Salary Deferral Election, would be paid to the Participant. If an Employee is already eligible to participate in a different deferred compensation plan sponsored by the Company which, under the plan aggregation rules contained in Treasury Regulation 1.409A-1(c)(2), is considered to be the same type of plan as this Plan, the Employee shall not be eligible to make a Salary Deferral Election until the next Plan Year in accordance with subparagraph (iii) below. Notwithstanding the foregoing, no Deferral Election can be made for Salary earned on or after January 1, 2016, and no Deferrals based on such Salary shall be permitted.

(ii)

Bonus – First Year of Participation. Except as noted below, an Employee shall have 30 days following the date the Employee first becomes eligible to participate in this Plan in which to execute and deliver to the Committee a Bonus Deferral Election by which the Participant elects to defer a stipulated percentage of Bonus to be earned during the portion of the Plan Year remaining after the Bonus Deferral Election is made and which, but for such Bonus Deferral Election, would be paid to the Participant. If an Employee is already eligible to participate in a different deferred compensation plan sponsored by the Company which, under the plan aggregation rules contained in Treasury Regulation 1.409A-1(c)(2), is considered to be the same type of plan as this Plan, the Employee shall not be eligible to make a Bonus Deferral Election until the next Plan Year in accordance with subparagraph (iii) below. Notwithstanding the foregoing, no Deferral Election can be made for Bonus earned on or after January 1, 2016, and no Deferrals based on such Bonus shall be permitted.

(iii)	Salary – Subsequent Years of Participation. Unless paragraph (i) above applies or the Plan Administrator imposes an earlier deadline through an annual enrollment program, an eligible Employee shall have until December 31 of each Plan Year to execute and deliver to the Committee a Salary Deferral Election providing for the Deferral of a stipulated percentage of Salary to be earned during the next Plan Year and which, but for such Salary Deferral Election, would be paid to the Participant. If the Participant fails to deliver a new Salary Deferral Election prior to the commencement of the new Plan Year, no Salary Deferral will be in effect during the new Plan Year. Notwithstanding the foregoing, no Deferral Election can be made for Salary earned on or after January 1, 2016, and no Deferrals based on such Salary shall be permitted.

(iv)	Bonus – Subsequent Years of Participation. Unless paragraph (ii) above applies or the Plan Administrator imposes an earlier deadline through an annual enrollment program, an eligible Employee shall have until December 31 of each Plan Year to execute and deliver to the Committee a Bonus Deferral Election providing for the Deferral of a stipulated percentage of any Bonuses which the Employee may earn during the following Plan Year and which, but for such Bonus Deferral Election, would be paid to the Participant. If the Participant fails to deliver a new Bonus Deferral Election prior to the commencement of the new Plan Year, no Bonus Deferral will be in effect during the new Plan Year. Notwithstanding the foregoing, no Deferral Election can be made for Bonus earned on or after January 1, 2016, and no Deferrals based on such Bonus shall be permitted.

(v)	Payment Method and Time of Distribution. An Employee shall designate in his or her Salary Deferral Election and/or Bonus Deferral Election with respect to each Plan Year the method for which Deferrals for such Plan Year plus deemed income allocations on such amounts will be paid, and whether such payment(s) will begin following the Participant’s Termination of Employment or in a specified Plan Year, each as further described in Article 4.

(b)	Minimum Deferrals. An eligible Employee is not required to make a Deferral Election for any Plan Year. However, if an eligible Employee makes a Deferral Election, the following minimums apply. These minimums may be modified by the Committee for a given Plan Year on the election forms for such Plan Year without the need of a formal plan amendment.

(i)	Minimum Salary Deferral Election. The minimum Salary Deferral Election percentage an eligible Employee may make for a Plan Year is 10% of Salary.

(ii)	Minimum Bonus Deferral Election. The minimum Bonus Deferral Election percentage an eligible Employee may make for a Plan Year is 25% of such eligible Employee’s Bonus for a Plan Year; provided, however, that an eligible Employee may elect to defer 25% or more above a designated threshold amount of his or her Bonus, even if that results in an actual Deferral of less than 25% of the Employee’s entire Bonus for that Plan Year.

(iii)	Minimum Deferral Amounts. Notwithstanding the foregoing Sections 3.1(b)(i) and (ii), an eligible Employee is prohibited from making any Deferral election which, in the determination of the Committee, would result in Deferrals for a Plan Year of less than $1,000.00. The Committee, in the exercise of its discretion, may waive such minimum Deferral requirement(s) for any Participant with respect to one or more Plan Years.

(c)	Maximum Deferrals. An eligible Employee may make a Salary Deferral Election which would result in Salary Deferrals for a Plan Year of up to 75% of Salary. An eligible Employee may make a Bonus Deferral Election which would result in Bonus Deferrals for a Plan Year of up to 85% of Bonus. These maximums may be modified by the Committee for a given Plan Year on the election forms for such Plan Year without the need of a formal plan amendment.

3.2	Deferral Investments and Deemed Earnings. The amount of all Deferrals shall be reflected in each Participant’s Account as an account payable of the applicable Participating Company. Each Account shall be credited on each Adjustment Date with the amount of deemed income or loss as provided herein.

Subject to such limitations as may from time to time be required by law, imposed by the Company, or contained elsewhere in the Plan, and subject to such operating rules and procedures as may be imposed from time to time by the Company, prior to and effective for each Adjustment Date, each Participant may communicate to the Company a direction as to how his or her Account should be deemed to be invested among such categories of deemed investments as may be made available by the Company hereunder. Such direction shall designate the percentage (in any whole percent multiples) of each portion of the Participant’s Account that is requested to be deemed to be invested in such categories of deemed investments and shall be subject to the following rules:

(a)	Any initial or subsequent deemed investment direction shall be made in such form (electronic or otherwise) as designated by the Committee from time to time and shall be effective as soon as practical after receipt.

(b)	All amounts credited to each separate sub-account of the Participant’s Account shall be deemed to be invested in accordance with the then effective deemed investment direction, and, as of the effective date of any new deemed investment direction, all or a portion of the Participant’s Account at that date shall be reallocated among the designated deemed investment funds according to the percentages specified in the new deemed investment direction unless and until a subsequent deemed investment direction shall be filed and become effective. Thus, for example, a Participant may provide different investment directions for his Deferrals of Salary sub-account(s) and Deferrals of Bonus sub-account(s). A Participant may make changes to his or her deemed investment elections in the form and manner designated by the Committee up to a maximum of 12 times per Plan Year, but not to exceed one time per month. An election concerning deemed investment choices shall continue indefinitely as provided in the Participant’s most recent written investment election or other form specified by the Company.

(c)	If the Company receives an initial or revised deemed investment direction that it determines to be incomplete, unclear, or improper, the Company shall notify the Participant of the defect and the Participant’s investment direction then in effect shall remain in effect (or, in the case of a deficiency in an initial deemed investment direction, the Participant shall be deemed to have filed no deemed investment direction) until the next Adjustment Date, unless the Company provides for, and permits the application of, corrective action prior thereto.

(d)	If the Company possesses at any time directions as to the deemed investment of less than all of a Participant’s Account, the Participant shall be deemed to have directed that the undesignated portion of his or her Account be deemed to be invested in a money market fund made available under the Plan as determined by the Company in its discretion.

(e)	Each Participant hereunder, as a condition to his or her participation hereunder, agrees to indemnify and hold harmless the Company and its agents and representatives from any losses or damage of any kind relating to the deemed investment of the Participant’s Account hereunder.

(f)	The fact that an amount has been credited to a Participant’s Account, as provided above, will not operate to vest in the Participant any right, title or interest in or to any benefit under the Plan. Vesting of such benefits shall occur only as herein set forth.

(g)	Each reference in this Section to a Participant shall be deemed to include, where applicable, a reference to a Beneficiary.

ARTICLE 4

DISTRIBUTION OF BENEFITS

4.1	Termination Benefit

(a)	Eligibility. Upon a Participant’s Termination of Employment, the Participating Company shall pay the Participant the “Termination Benefit” described in this Section 4.1.

(b)	Payment Method and Timing. A Participant may elect in his or her annual Salary Deferral Election and/or Bonus Deferral Election, in the manner and form required by the Committee, to receive, as a Termination Benefit, payment of such Plan Year’s Deferrals plus deemed income allocations thereon either in a single lump sum payment or in five (5) or ten (10) annual installment payments. If elected, the annual installment payments with respect to any year’s Deferrals shall be determined by dividing the balance of the Participant’s Deferrals for such Plan Year by the remaining number of years in the original five (5) or ten (10) year period.

Upon Termination of Employment, the Participant’s Salary Deferrals and/or Bonus Deferrals with respect to a Plan Year and payable as a Termination Benefit, shall be distributed to the Participant in a single lump sum payment or in annual installments payable over five (5) or ten (10) years as elected by the Participant; provided, however that, regardless of any contrary election, if a Participant’s total Deferrals, including all sub-accounts under this Plan and any amounts of deferred compensation under other Company sponsored deferred compensation plan required to be aggregated with this Plan under Treasury Regulation 1.409A-1(c)(2) with respect to such Participant, upon Termination of Employment is $10,000 or less, the balance will be paid in a single lump sum payment on or before the later of December 31 of the calendar year in which the Termination of Employment occurred, or the 15th day of the third month following the Termination of Employment. Except as provided in the foregoing sentence, payment of the Termination Benefit will be made on July 1 of the Plan Year next following the Plan Year during which the Participant’s Termination of Employment occurred.

4.2	Specified Plan Year Benefit

(a)	General Rule. In lieu of receiving a Termination Benefit with respect to Deferrals for a Plan Year as described in Section 4.1, each Participant may irrevocably elect in his or her annual Salary Deferral Election and/or Bonus Deferral Election, in the manner and form required by the Committee, to receive payment of such Plan Year’s Deferrals plus deemed income allocations thereon, in a single lump sum payment on July 1 of the Plan Year specified by the Participant. Such Plan Year shall be at least two calendar years after the Plan Year to which the Deferrals relate.

(b)	Intervening Termination of Employment. In the event a Participant has elected to receive a Specified Plan Year Benefit for some or all of his or her Deferrals and the Participant incurs a Termination of Employment prior to the beginning of the calendar year in which such Specified Plan Year Benefit was scheduled to commence in accordance with Section 4.2(a), the Specified Plan Year Benefit shall instead be distributed as a lump sum payment on July 1 of the Plan Year next following the Plan Year during which the Participant’s Termination of Employment occurred.

4.3	Subsequent Elections. Notwithstanding the preceding, a Participant may, with the approval of the Committee, elect (i) to change the method of distribution with respect to a Termination Benefit under Section 4.1 from a lump sum to 5 or 10 annual installments, or from 5 annual installments to 10 annual installments, or (ii) to delay the timing of any distribution with respect to a Termination Benefit under Section 4.1 or a Specified Plan Year Benefit under Section 4.2. Such subsequent election shall not take effect for at least twelve (12) months after it is made, and the first payment with respect to such subsequent election must be deferred for at least five (5) years from the date such payment would otherwise have been made. Further, any subsequent election with respect to a Specified Plan Year Benefit under Section 4.2 may not be made less than twelve (12) months prior to the date of the scheduled payment to which it relates.

Notwithstanding anything to the contrary in the Plan, this Section 4.3 shall be construed so as to comply with the requirements of Section 409A(a)(2)(A)(iv) and 409A(a)(4)(C) of the Code and the regulations (or similar guidance) issued thereunder.

4.4

Special Distribution Election. Notwithstanding anything herein to the contrary, as permitted under the transition rules and relevant guidance under Code Section 409A, the Committee may, in its sole discretion, provide a Participant with a one-time opportunity to submit an election, in the form and manner required by the Committee and prior to December 31, 2008 (or such earlier date as determined by the Committee), to change the Participant’s previously-elected time and form of payment with respect to the Participant’s Deferrals (the “Special Distribution Election”) to (i) a Termination Benefit to be paid in accordance with Section 4.1 either in a single lump sum payment or in five (5) or ten (10) annual installment payments, or (ii) a Specified Plan Year Benefit to be paid in a designated Plan Year in accordance with Section 4.2 hereof; provided, however, that if the

Participant makes a Special Distribution Election and selects 2009 as the Plan Year for distribution of a Specified Plan Year Benefit, the lump sum payment shall be paid on January 2, 2009. If a Special Distribution Election form is not timely submitted prior to December 31, 2008 (or such earlier date as determined by the Committee), the Participant’s existing deferral elections shall remain unchanged.

4.5	Death. If a Participant dies before beginning distributions, or dies after beginning distributions but before receiving distribution of his entire Termination Benefit or Specified Plan Year Benefit, if applicable, the Participant’s Termination Benefit or Specified Plan Year Benefit elected for each Plan Year’s Deferrals will be paid to the Participant’s Beneficiary(ies) according to the payment method(s) and at the time(s) elected by the Participant.

4.6	Payment of Plan Benefits Upon Termination for Cause. Subject to Article 7, when a Participant is terminated for Cause, the Participant’s Termination Benefit will be distributed according to the payment method(s) and at the time(s) elected by the Participant.

4.7	Distributions to Key Employees. Notwithstanding any other provision of this Plan to the contrary, for purposes of Section 409A(a)(2)(A)(i) of the Code, in the case of a specified employee as determined in accordance with Section 409A of the Code and related guidance, in no event shall a benefit payment payable as a result of the Participant’s separation from service begin earlier than the date which is six (6) months following the date of the Participant’s separation from service.

4.8	Reemployment. If a Participant who has incurred a Termination of Employment again becomes an Employee, such reemployment shall not change, suspend, delay, or otherwise affect payment of the Participant’s Termination Benefit.

4.9	Facility of Payment. If, in the Committee’s opinion, a Participant or other person entitled to benefits under the Plan is under a legal disability or is in any way incapacitated so as to be unable to manage his financial affairs, payment will be made to the conservator or other person legally charged with the care of his person or his estate or, if no such legal conservator will have been appointed, then to any individual (for the benefit of such Participant or other person entitled to benefits under the Plan) whom the Committee may from time to time approve.

ARTICLE 5

UNFORESEEABLE EMERGENCY PAYMENTS

In the event a Participant incurs a financial hardship as a result of an “unforeseeable emergency” (as such term is defined below), the Participant may apply to the Committee for the distribution of all or a portion of the Participant’s Account. The application shall provide such information and be in such form as the Committee shall require. The Committee, in the exercise of its sole and absolute discretion, may approve or deny the request in whole or in part, and shall direct the Participating Company accordingly. The term “unforeseeable emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. In no event may the amounts distributed with respect to an unforeseeable emergency exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). Notwithstanding any provision in the Plan to the contrary, any payment made pursuant to this Section 5.1 shall comply with Section 409A(a)(2)(A)(vi) of the Code and the regulations (or similar guidance) promulgated thereunder (or any successor provisions).

ARTICLE 6

ADJUSTMENTS

6.1	Accounts. The Committee shall establish and cause to be maintained with respect to each Participant’s Deferrals and income allocations separate subaccounts as part of the Participant’s Account, and as of each Adjustment Date shall adjust each subaccount as provided in this Article 6.

6.2	Adjustments to Account. As of each Adjustment Date, the Committee shall adjust each Account by the following:

(a)	Unforeseeable Emergency Payments. The Account shall be reduced by the amount of Deferrals distributed pursuant to Article 5 and allocable to the account.

(b)	Income Allocations. Deemed income or loss allocations for the period since the last Adjustment Date shall be credited or debited to the Account, as the case may be.

(c)	Deferrals. Deferrals, if any, made since the last Adjustment Date and allocable to the account shall be added to the Account.

ARTICLE 7

FORFEITURE

Notwithstanding any provision in this Plan to the contrary, no benefit whatsoever shall be paid to or on behalf of any Participant under this Plan if the Participant defrauds a Participating Company or an Affiliate or embezzles money or property of a Participating Company or an Affiliate.

ARTICLE 8

ADMINISTRATION OF THE PLAN

8.1	Designation of Committee. For purposes of this Plan, the Committee shall be the Benefits Committee appointed by the Board unless the Board designates another committee or officer to administer the Plan or any portion thereof.

8.2	Powers and Duties of the Committee. The Committee shall have general responsibility for the administration of the Plan (including but not limited to complying with reporting and disclosure requirements (if any), and establishing and maintaining Plan records). In the exercise of its sole and absolute discretion, the Committee shall interpret the Plan’s provisions and determine the eligibility of individuals for benefits. The Committee shall interpret the Plan in such a way as to meet the requirements of Section 409A of the Code and any regulations and guidance issued thereunder.

8.3	Agents. The Committee may engage such legal counsel, certified public accountants and other advisers and service providers, who may be advisers or service providers for the Participating Company or an Affiliate, and make use of such agents and clerical or other personnel, as it shall require or may deem advisable for purposes of the Plan. The Committee may rely upon the written opinion of any legal counsel or accountants engaged by the Committee, and may delegate to any such agent or to any subcommittee or member of the Committee its authority to perform any act hereunder, including, without limitation, those matters involving the exercise of discretion, provided that such delegation shall be subject to revocation at any time at the discretion of the Committee.

8.4	Instructions for Payments. All requests of or directions to the Participating Company for payment or disbursement shall be signed by a member of the Committee or such other person or persons as the Committee may from time to time designate in writing. This person shall cause to be kept full and accurate accounts of payments and disbursements under the Plan.

8.5	Claims for Benefits.

(a)

Initial Claims. Any Employee, Beneficiary, or his duly authorized representative may file a claim for a benefit to which the claimant believes that he is entitled. Such a claim must be in writing and delivered to the Committee in person or by mail, postage paid. Within ninety (90) days after receipt of such claim, the Committee shall send to the claimant, by mail, postage prepaid, notice of the granting or denying, in whole or in part, of such claim, unless special circumstances require an extension of time for processing the claim. In no event may the extension exceed ninety (90) days from the end of the initial period. If such extension is necessary, the claimant will be given a written notice to this effect prior to the expiration of the initial 90-day period. The Committee shall have full discretion to deny or grant a claim in whole or in part. If notice of the denial of a claim is not furnished in accordance with this Section 8.5(a), the claim shall be deemed denied and the claimant shall be permitted to exercise his right to review pursuant to subsections (c) and (d).

(b)	Requirement for Written Notice of Claim. The Committee shall provide a written notice to every claimant who is denied a claim for benefits under this Article. Such written notice shall set forth in a manner calculated to be understood by the claimant, the following information:

(i)	The specific reason or reasons for the adverse determination.

(ii)	Reference to the specific Plan provisions on which the determination was based.

(iii)	A description of any additional material or information necessary for the Participant to perfect the claim and an explanation of why such material or information is necessary.

(iv)	A description of the Plan’s review procedures, incorporating any voluntary appeal procedures offered by the Plan, and the time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under Section 502 of ERISA following an adverse benefit determination on review.

(v)	A statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim.

(c)	Appeals. Within sixty (60) days after the receipt by the claimant of written notification of the denial (in whole or in part) of his claim, the claimant or his duly authorized representative may make a written application to the Committee, in person or by certified mail, postage prepaid, to be afforded a review of such denial; may review pertinent documents; and may submit issues and comments in writing.

(d)	Disposition of Disputed Claims. Upon receipt of a request for review, the Committee shall make a prompt decision on the review matter. The decision on such review shall be written in a manner calculated to be understood by the Participant and shall include:

(i)	The specific reason or reasons for the adverse decision;

(ii)	Reference to the specific plan provisions on which the benefit determination is based;

(iii)	A statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Participant’s claim for benefits; and

(iv)	A statement describing any voluntary appeal procedures offered by the Plan and the Participant’s right to obtain the information about such voluntary appeal procedures (if applicable), and a statement of the Participant’s right to bring action under Section 502(a) of ERISA.

The decision upon review shall be made not later than sixty (60) days after the Committee’s receipt of a request for a review, unless special circumstances require an extension of time for processing and the Participant is informed of the need for the extension within the initial sixty (60) day period. When an extension is necessary, a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If notice of the decision on the review is not furnished in accordance with this Section 8.5(d), the claim shall be deemed denied and the Participant shall be permitted to exercise his right to a legal remedy.

8.6	Hold Harmless. To the maximum extent permitted by law, no member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on such member’s behalf in such member’s capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless, directly from its own assets (including the proceeds of any insurance policy the premiums of which are paid from the Company’s own assets), each member of the Committee and each other officer, Employee, or director of the Company or an Affiliate to whom any duty or power relating to the administration or interpretation of the Plan against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith.

8.7	Service of Process. The Secretary of the Company or such other person designated by the Board shall be the agent for service of process under the Plan.

ARTICLE 9

DESIGNATION OF BENEFICIARIES

9.1	Beneficiary Designation. Every Participant shall file with the Committee a written designation (on a form provided by the Plan Administrator) of one or more persons as the Beneficiary who shall be entitled to receive the benefits, if any, payable under the Plan after the Participant’s death. A Participant may from time to time revoke or change such Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of any date prior to such receipt. All decisions of the Committee concerning the effectiveness of any Beneficiary designation, and the identity of any Beneficiary, shall be final. If a Beneficiary shall die after the death of the Participant and prior to receiving the payment(s) that would have been made to such Beneficiary had such Beneficiary’s death not occurred, then for the purposes of the Plan the payment(s) that would have been received by such Beneficiary shall be made to the Beneficiary’s estate.

9.2	Failure to Designate Beneficiary. If no Beneficiary designation is in effect at the time of a Participant’s death, the benefits, if any, payable under the Plan after the Participant’s death shall be made to the Participant’s Surviving Spouse, if any, or if the Participant has no Surviving Spouse, to the Participant’s estate. If the Committee is in doubt as to the right of any person to receive such benefits, the Committee may direct the Participating Company to withhold payment, without liability for any accruals thereon, until the rights thereto are determined, or the Committee may direct the Participating Company to pay any such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Participating Company therefor.

ARTICLE 10

WITHDRAWAL OF PARTICIPATING COMPANY

10.1	Withdrawal of Participating Company. A Participating Company (other than the Company) may withdraw from participation in the Plan by giving the Board prior written notice approved by resolution by its board of directors or similar governing body specifying a withdrawal date, which shall be the last day of a month at least 30 days subsequent to the date which notice is received by the Board. The Participating Company shall withdraw from participating in the Plan if and when it ceases to be either a division of the Company or an Affiliate. The Board may require the Participating Company to withdraw from the Plan, as of any withdrawal date the Board specifies.

10.2	Effect of Withdrawal. A Participating Company’s withdrawal from the Plan shall not in any way modify, reduce, or otherwise affect the Participating Company’s obligations incurred before the withdrawal, as such obligations are defined under the provisions of the Plan existing immediately before the withdrawal. Withdrawal from the Plan by any Participating Company shall not in any way affect any other Participating Company’s participation in the Plan.

ARTICLE 11

AMENDMENT OR TERMINATION OF THE PLAN

11.1	Right to Amend or Terminate the Plan

(a)	The Board reserves the right at any time to amend or terminate the Plan (provided such amendment or termination complies with requirements under Section 409A) by corporate resolution, in whole or in part, and for any reason and without the consent of any Participating Company, Participant, or Beneficiary. In addition, the Board may amend the Plan retroactively to the extent required to qualify the Plan under Section 409A of the Code, provided that no such amendment may reduce any Participant’s Account. Each Participating Company by its participation in the Plan shall be deemed to have delegated this authority to the Board.

(b)	The Committee may adopt any ministerial and nonsubstantive amendment which may be necessary or appropriate to facilitate the administration, management, and interpretation of the Plan, provided the amendment does not materially affect the currently estimated cost to the Participating Companies of maintaining the Plan. Each Participating Company by its participation in the Plan shall be deemed to have delegated this authority to the Committee.

(c)	In no event shall an amendment or termination modify, reduce, or otherwise affect the Participating Company’s obligations under the Plan made before the amendment or termination, as such obligations are defined under the provisions of the Plan and the trust existing immediately before such amendment or termination.

11.2	Notice. Notice of any amendment or termination of the Plan shall be given by the Board or the Committee, whichever adopts the amendment, to the other and all Participating Companies.

ARTICLE 12

GENERAL PROVISIONS AND LIMITATIONS

12.1	No Right to Continued Employment. Nothing contained in the Plan shall give any Employee the right to be retained in the employment of the Participating Company or Affiliate or affect the right of any such employer to dismiss any Employee. The adoption and maintenance of the Plan shall not constitute a contract between any Participating Company and Employee or consideration for, or an inducement to or condition of, the employment of any Employee.

12.2	Payment on Behalf of Payee. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for such person’s affairs because of illness or accident, or is a minor, or had died, then any payment due such person or such person’s estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so elects, be paid to such person’s spouse, a child, a relative, an institute maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Plan and the Participating Company therefor.

12.3	Nonalienation. No interest, expectancy, benefit, payment, claim, or right of any Participant or Beneficiary under the Plan shall be (a) subject in any manner to any claims of any creditor of the Participant or Beneficiary; (b) subject to the debts, contracts, liabilities or torts of the Participant or Beneficiary; or (c) subject to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind. If any person shall attempt to take any action contrary to this Section, such action shall be null and void and of no effect, and the Committee and the Participating Company shall disregard such action and shall not in any manner be bound thereby and shall suffer no liability on account of its disregard thereof. If the Participant, Beneficiary, or any other beneficiary hereunder shall become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right hereunder, then such right or benefit shall, in the discretion of the Committee, cease and terminate, and in such event the Committee may hold or apply the same or any part thereof for the benefit of the Participant or Beneficiary or the spouse, children, or other dependents of the Participant or Beneficiary, or any of them, in such manner and in such amounts and proportions as the Committee may deem proper.

12.4	Missing Payee. If the Committee cannot ascertain the whereabouts of any person to whom a payment is due under the Plan, and if, after five years from the date such payment is due, a notice of such payment due is mailed to the last known address of such person, as shown on the records of the Committee or the Participating Company, and within three months after such mailing such person has not made written claim therefor, the Committee, if it so elects, after receiving advice from counsel to the Plan, may direct that such payment and all remaining payments otherwise due to such person be canceled on the records of the Plan and the amount thereof forfeited, and upon such cancellation, the Participating Company shall have no further liability therefor, except that, in the event such person later notifies the Committee of such person’s whereabouts and requests the payment or payments due to such person under the Plan, the amounts otherwise due but unpaid as of the date payment would have been made shall be paid to such person without accruals due to late payment.

12.5	Required Information. Each Participant shall file with the Committee such pertinent information concerning himself or herself, such Participant’s Beneficiary, or such other person as the Committee may specify, and no Participant, Beneficiary, or other person shall have any rights or be entitled to any benefits under the Plan unless such information is filed by or with respect to the Participant.

12.6	Binding Effect. Obligations incurred by the Participating Company pursuant to this Plan shall be binding upon and inure to the benefit of the Participating Company, its successors and assigns, and the Participant and the Participant’s Beneficiary.

12.7	Merger or Consolidation. In the event of a merger or consolidation by the Participating Company with another corporation, or the acquisition of substantially all of the assets or outstanding stock of the Participating Company by another corporation, then and in such event the obligations and responsibilities of the Participating Company under this Plan shall be assumed by any such successor or acquiring corporation, and all of the rights, privileges, and benefits of the Participants and Beneficiaries hereunder shall continue.

12.8	Trust. Notwithstanding anything to the contrary in the Plan, the Company may establish a grantor trust, which may be an irrevocable “rabbi trust,” to assist it and other Participating Companies in funding Plan obligations, and any payments made to a Participant or Beneficiary from such trust shall relieve the Participating Company from any further obligations under the Plan only to the extent of such payment. The trust shall be a domestic trust maintained in the United States. The Company shall pay all management and other fees associated with the administration of the trust established pursuant to this Section. Notwithstanding any other provisions of the Plan, the assets of the trust shall remain the property of the Company, and shall be subject to the claims of creditors in the event of bankruptcy or insolvency, as provided in the trust agreement.

12.9	Entire Plan. This document and any written amendments hereto, the Deferral elections, and the Beneficiary designations contain all the terms and provisions of the Plan and shall constitute the entire Plan, any other alleged terms or provisions being of no effect.